EXHIBIT 99.1

Johnson Outdoors Reports Higher Sales and Earnings for Fiscal 2016

RACINE, Wis., Dec. 12, 2016 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a global leader in outdoor recreation equipment, today announced double-digit growth in net income on slightly higher sales for fiscal 2016.  Award-winning innovation spurred momentum of new products in the Company’s core fishing, camp cooking and watercraft recreation brands.  Strong performance through the first nine months more than offset lower fourth quarter results.

FISCAL 2016 HIGHLIGHTS

  Record sales for Minn Kota® and Jetboil®
  2017 new products command top industry awards
  Watercraft sustains profitable growth trajectory
  Net cash at all-time high, debt at record low
  Maintained strong balance sheet and quarterly dividend

“Performance this year reflects how important innovation is in our ability and capacity to deliver sustained long-term profitable growth.  New products like the Minn Kota® Riptide Ulterra™, Humminbird® Helix™ series of fishfinders, Old Town® Predator™ fishing kayaks and Jetboil® Genesis™ cooking system drove strong consumer demand during the year.  Anticipation is high and positive momentum growing for our equally exciting and award-winning 2017 new product line-up unveiled during the third quarter, which includes the revolutionary Minn Kota® Ultrex™ trolling motor and Old Town® Predator™ PDL pedal-drive boat. Continued strong performance of our fishing and watercraft recreation businesses is key as we work aggressively to reposition our Eureka!® brand for success with new camp consumer targets and advance innovation in diving for SCUBAPRO®,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

“Looking forward, our long-term plan focuses on elevating our businesses to the next level of success through enhanced consumer intimacy, transformative digital sophistication and world-class innovation processes. Targeted, strategic investments against these priorities will continue over the next two years, with the goal of delivering accelerated profitable growth in the future,” concluded Ms. Johnson-Leipold.

FISCAL YEAR RESULTS

Total Company net sales increased 1 percent to $433.7 million versus $430.5 million in the previous fiscal year. New products across the Company’s Minn Kota®, Humminbird®, Jetboil® and Old Town® brands more than offset lower sales in dive equipment and military tents.  Key contributing factors in the year-over-year comparison were:

  Outstanding new product performance across key channels by Minn Kota® and Humminbird® powered 5 percent growth in Marine Electronics.
  Strong marketplace momentum behind Old Town® and Ocean Kayak® propelled a 3 percent increase in Watercraft sales.
  Growth in Jetboil® did not offset sagging sales in non-core military tents resulting in an unfavorable year-over-year comparison in Outdoor Gear.
  Diving revenue declined 4 percent, or $3.0 million, largely due to continued weakness in Middle East markets and currency translation.

Operating profit grew 28 percent to $22.9 million versus $17.9 million in the prior fiscal year due primarily to higher volume and improved gross margins. Non-cash goodwill impairment charges of $6.2 million in the current year were more than offset by a $9.9 million improvement in legal expense year over year.

Net income for the fiscal year rose 27 percent to $13.5 million, or $1.34 per diluted share, versus $10.6 million, or $1.06 per diluted share in fiscal 2015.  The Company’s effective tax rate was 43 percent versus 33 percent in the prior year.  The unfavorable variance in tax rate is primarily due to no tax benefit on non-cash goodwill impairment charges in the current year.

FOURTH QUARTER RESULTS

Due to the seasonality of the warm-weather outdoor recreational equipment industry, the Company’s fourth quarter results historically reflect an industry-wide slowing of sales and production.  Total Company sales in the quarter were $74.9 million versus $85.7 million in the prior year fourth quarter. A shift in orders due to a planned product-line technology restage in Marine Electronics, and a $4 million plus decline in non-core military tent sales in Outdoor Gear led to the unfavorable quarter-over-quarter comparison.  Operating loss was ($4.9) million this quarter versus operating profit of $1.1 million in the prior year fourth quarter due primarily to the lower sales volume.  Net loss in the fourth quarter was ($2.1) million, or ($0.21) per diluted share versus net income of $1.2 million, or $0.12 per diluted share in the prior year fourth quarter.

OTHER FINANCIAL INFORMATION

The Company’s debt to total capitalization stood at 3 percent at the end of the current year, a 25 percent improvement compared with debt to total capitalization of 4 percent at the end of 2015. Cash, net of debt, reached an all-time high of $79.9 million at year-end versus cash, net of debt, of $61.7 million at the prior year-end.

Depreciation and amortization was $12.0 million year-to-date compared with $11.8 million in the prior year.  Capital spending totaled $11.7 million in fiscal 2016 compared with last year’s $10.4 million.

“New product innovation drove higher volume and improved margins through the first nine months of the year, more than offsetting the anticipated slow-down of sales during the fourth quarter. We ended the year with the balance sheet in great shape, maintaining the strong cash position needed to provide us the flexibility and resources necessary to invest strategically in growing our businesses, ” said Dave Johnson, Vice President and Chief Financial Officer. “Heading into fiscal 2017, positive momentum for new products is building and order positions are steadily growing.”

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Monday, December 12, 2016.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and digital charts; SCUBAPRO® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' “confident,” "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus, its digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in working capital management and cost-structure reductions; the Company’s ongoing success in meeting financial covenants in its credit agreements with its lenders; the Company’s success in integrating strategic acquisitions; the risk of future write downs of goodwill or other long-lived assets; the ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials used by the Company; the success of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	September 30 2016	October 2 2015	September 30 2016	October 2 2015
Net sales	$74,937	$85,673	$433,727	$430,489
Cost of sales	46,052	51,962	257,265	258,756
Gross profit	28,885	33,711	176,462	171,733
Goodwill and other intangible assets impairment	-	-	6,197	-
Operating expenses	33,812	32,571	147,371	153,880
Operating (loss) profit	(4,927)	1,140	22,894	17,853
Interest expense, net	88	123	646	801
Other (income) expense, net	(655)	1,261	(1,407)	1,299
(Loss) income before income taxes	(4,360)	(244)	23,655	15,753
Income tax (benefit) expense	(2,233)	(1,411)	10,154	5,137
Net (loss) income	$(2,127)	$1,167	$13,501	$10,616
Diluted average common shares outstanding	9,876	9,767	9,855	9,727
Diluted net (loss) income per common share	$(0.21)	$0.12	$1.34	$1.06
Segment Results
Net sales:
Marine electronics	$37,216	$43,439	$274,872	$262,518
Outdoor gear	8,871	13,422	40,018	47,573
Watercraft	9,995	10,070	50,388	48,961
Diving	18,940	18,906	69,137	72,125
Other/eliminations	(85)	(164)	(688)	(688)
Total	$74,937	$85,673	$433,727	$430,489
Operating profit (loss):
Marine electronics	$144	$1,909	$43,092	$26,055
Outdoor gear	112	1,311	2,077	3,847
Watercraft	159	312	3,349	1,620
Diving	(602)	692	(9,384)	934
Other	(4,740)	(3,084)	(16,240)	(14,603)
Total	$(4,927)	$1,140	$22,894	$17,853
Balance Sheet Information (End of Period)
Cash and cash equivalents			$87,294	$69,159
Accounts receivable, net			41,522	44,798
Inventories, net			68,397	79,919
Total current assets			201,968	198,721
Total assets			310,279	299,204
Short-term debt			381	368
Total current liabilities			67,654	69,554
Long-term debt			7,008	7,062
Shareholders’ equity			207,496	197,968

At Johnson Outdoors Inc.
David Johnson
VP & Chief Financial Officer
262-631-6600

Patricia Penman
VP – Global Marketing Services & Communication
262-631-6600